MCG Capital Corporation Completes $500 Million Debt Securitization

ARLINGTON, VA -- April 20, 2006 -- MCG Capital Corporation (Nasdaq: MCGC) announced today that it has completed a $500 million debt securitization through MCG Commercial Loan Trust 2006-1, a wholly owned subsidiary of MCG Capital.

Pursuant to this securitization, a total of $392.5 million of investment grade notes were issued by MCG Commercial Loan Trust 2006-1. The classes, amounts, ratings and interest rates (expressed as a spread to LIBOR) of the notes are:

Class	Amount (millions)	Rating (S&P/Moody's)	LIBOR Spread (basis points)
A-1	$106.25	AAA / Aaa	33
A-2	50.00	AAA / Aaa	35
A-3	85.00	AAA / Aaa	33
B	58.75	AA / Aa2	58
C	45.00	A / A2	105
D	47.50	BBB / Baa2	225

The blended pricing of the issued notes, excluding fees, is approximately LIBOR plus 68.5 basis points. The securitization is an on-balance-sheet financing for MCG Capital and the Company retained all of the equity in the securitization. The securitization includes a reinvestment period of five years, during which principal collections received on the underlying collateral may be used to purchase new collateral from MCG Capital, allowing the Company to maintain the initial leverage in the securitization for the entire five year reinvestment period. Under the terms of the securitization, up to 55% of the collateral may be non-senior secured commercial loans, as compared to non-senior loans in the Company's prior securitizations in 2001 and 2004 of 1.7% and 20.8%, respectively.

In addition to the reinvestment period, a significant feature in this securitization is the Class A-2 and Class A-3 Notes. The Class A-2 Notes are a revolving class of secured notes and allow the Company to borrow and repay AAA/Aaa financing for a period of five years. The Class A-3 Notes, which are a delayed draw class of secured notes, allow the Company to access longer term AAA/Aaa financing on investments expected to close over the next year. The Class A-3 Notes are required to be drawn within the next 12 months. All of the notes are secured by the assets of MCG Commercial Loan Trust 2006-1, including commercial loans currently totaling $349.7 million, which were sold to the trust by MCG Capital, the originator and servicer of the assets. Additional commercial loans will be purchased by the trust from MCG Capital primarily using the proceeds from the Class A-3 delayed draw notes and the Class A-2 revolving notes. The pool of commercial loans in the trust must meet certain requirements, including, but not limited to, asset mix and concentration, collateral coverage, term, agency rating, minimum coupon, minimum spread and sector diversity requirements.

The new securitization facility is scheduled to terminate on April 20, 2018, or sooner upon repayment of the offered notes. The proceeds from this transaction will be used to fund our origination of investments and continued growth and to repay approximately $264.5 million of existing short term indebtedness.

The offering of the notes was made through 144A and Regulation S private offerings with Merrill Lynch, Pierce, Fenner & Smith Incorporated serving as lead underwriter and UBS Securities LLC serving as the co-manager on the offering.

This transaction is MCG Capital's third term securitization since its initial public offering in 2001. As indicated in the following table, each offering has been progressively larger and more flexible while borrowing costs have continued to decrease.

	2001 $354 million	Cumulative Advance Rate	2004 $398 million	Cumulative Advance Rate	2006 $500 million	Cumulative Advance Rate
AAA	LIBOR + 60	65%	LIBOR + 48	71%	LIBOR + 33	48%
AA	N/A	N/A	N/A	N/A	LIBOR + 58	60%
A	LIBOR + 175	75%	LIBOR + 130	82%	LIBOR + 105	69%
BBB	N/A	N/A	LIBOR + 250	86%	LIBOR +225	79%
Percentage of Senior Collateral	98.3%		79.2%		45%

About MCG Capital Corporation

MCG Capital Corporation is a solutions-focused specialized commercial finance company providing financing and advisory services to middle market, growth oriented companies throughout the United States. Our investment objective is to achieve current income and capital gains. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth and working capital.

Forward-looking Statements:

This press release contains forward-looking statements (i.e., statements that are not historical fact) describing the Company's future plans and objectives, such as our expectation to re-deploy cash balances into new investments, or the expected value resulting from a portfolio company's acquisition. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission, including our Form 10-Ks, Form 10-Qs and Form 8-Ks. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. We undertake no obligation to update such statements to reflect subsequent events.

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